AFH Acquisition IV, Inc. 8-K

Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND
MERGER MERGING
EMMAUS HOLDINGS, INC.
INTO
AFH ACQUISITION IV, INC.

(Pursuant to section 253 of the General Corporation Law of the state of Delaware)

AFH Acquisition IV, Inc., (the “Company”) a corporation organized and existing under the laws of the state of Delaware, does hereby certify:

First: That this Company was incorporated on September 24, 2007 pursuant to the General Corporation Law of the state of Delaware.

Second: That this Company owns all of the issued and outstanding shares of stock of Emmaus Holdings, Inc., a corporation organized and existing under the laws of the state of Delaware.

Third: That this Company, by resolutions of its board of directors duly adopted at meeting of the board of directors of the Company held on May 3, 2011, determined to merge into itself said Emmaus Holdings, Inc. which resolutions are set forth on Exhibit A, attached hereto and incorporated herein.

Fourth:  The Certificate of Incorporation of the Company is hereby amended by deleting Article I of the Certificate of Incorporation in its present form and substituting therefore new Article I in the following form:  The name of the Company is Emmaus Holdings, Inc.

Fifth:  The merger shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, AFH Acquisition IV, Inc. has caused this Certificate of Ownership and Merger to be executed by a duly authorized officer this 3rd day of May 2011.

AFH Acquisition IV, Inc.

By:	/s/ Yutzaka Niihara
Name:	Yutzaka Niihara M.D, MPH
Title:	Chief Executive Officer

Exhibit A

RESOLUTIONS OF MERGER

Approval of Name Change to Emmaus Holdings, Inc.

WHEREAS, the Company formed a wholly-owned subsidiary, Emmaus Holdings, Inc. (the “Subsidiary”), for the sole purpose of changing the name of  AFH Acquisition IV, Inc. to Emmaus Holdings, Inc. to better reflect the business of the Company subsequent to the Merger (the “Name Change”);

WHEREAS, Section 253 of the DGCL permits the “short-form” merger into a parent corporation of a subsidiary corporation where at least 90% of the outstanding shares of each class of stock of the subsidiary corporation are owned by the parent corporation by executing, acknowledging and filing, in accordance with section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of adoption; and

WHEREAS, the Name Change shall be effectuated by the filing of a certificate of ownership and merger merging the Subsidiary into the Company.

NOW, THEREFORE, BE IT RESOLVED, that the Name Change is hereby approved;

RESOLVED FURTHER, that the form of Certificate of Ownership and Merger (the “Certificate of Merger”) attached hereto as Exhibit B to be filed is hereby adopted and approved with such additions, modifications, or deletions as the officers of the Company deem necessary or appropriate and in the best interest of the Company and its stockholders.

RESOLVED FURTHER, that the officers of the Company be, and each hereby is, authorized and directed, to cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware.